Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. NAMES MILTON L. SCOTT
TO BOARD OF DIRECTORS AS ROBERT M. DAVIES STEPS DOWN
Independent Directors also name John D. Abernathy as the Lead Director
Houston, TX — December 23, 2005. Sterling Construction Company, Inc. (AMEX:STV) (“Sterling” or the “Company”), which operates a heavy civil construction business specializing in the building and reconstruction of transportation and water infrastructure projects in large and growing markets in Texas, today announced that Milton L. Scott has been named to its Board of Directors. At the same time, Robert M. Davies’ resignation from Sterling’s Board became effective so that there continue to be eight directors on Sterling’s Board.
Mr. Scott, age 49, joins the Board as an independent director, and will serve on Sterling’s Audit Committee. Mr. Scott is a Managing Director of Complete Energy Holdings, LLC in Houston, which was established in 2003 to acquire, own, and operate power generation assets in the U.S. and has completed two successful acquisitions to date. Before co-founding Complete Energy Holdings, Mr. Scott was Executive Vice President and Chief Administrative Officer of Dynegy, Inc., which he joined in 1999 after 22 years with the Houston office of Arthur Andersen LLP, where he served as partner in charge of the Southwest Region Technology and Communications practice. He also serves on the board of directors and is the lead director and chairs the audit committee of W-H Energy Services, Inc., a New York Stock Exchange listed company.
Patrick T. Manning, Sterling’s Chairman and CEO, noted that the Board thanked Mr. Davies for his many years of service to the Company, and welcomed Mr. Scott, who he said will add extensive business experience and financial expertise to the Company’s Board.
In related news, John D. Abernathy, who has served on Sterling’s Board since 1994, was selected by his fellow independent directors as lead independent director.

Contact: Sterling Construction Company, Inc. Maarten Hemsley, CFO, 781-934-2219 or Joseph Harper, President, 281-821-9091 www.sterlingconstructionco.com	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Andreas Marathovouniotis 212-836-9611 www.theequitygroup.com

***